Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE MONDAY, DECEMBER 8, 2003

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS ANNOUNCES OFFERING
OF AN ADDITIONAL $200 MILLION OF ITS 5 1/2% SENIOR NOTES

        DENVER, Tuesday, December 9, 2003 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it plans to issue an additional $200 million principal amount of its existing 5½% Senior Notes due 2013 (the “2013 Notes”). The 2013 Notes are general unsecured obligations of M.D.C. Holdings, Inc., and rank equally and ratably with its other general unsecured indebtedness. In addition, the 2013 Notes are fully guaranteed on an unsecured basis, jointly and severally, by most of the Company’s homebuilding subsidiaries. The Company will use the proceeds of the offering to repay certain outstanding indebtedness under its homebuilding line of credit and for general corporate purposes.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy the 2013 Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Copies of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, 4th Floor, New York, New York 10013 or from Banc One Capital Markets, Inc. Mail Code IL1-0595, 1 Bank One Plaza, 8th Floor, Chicago, IL 60670, Attention: Structuring and Execution.

        MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson and Las Vegas; and among the top ten homebuilders in Northern California, Southern California and Salt Lake City. MDC also has a growing presence in Dallas/Fort Worth

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M.D.C. HOLDINGS, INC.

        and has recently entered the Houston, San Antonio, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information, visit www.richmondamerican.com.

        Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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